Exhibit 12.2

Alpha Natural Resources, Inc. and Subsidiaries
Computation of Other Ratios
As of March 31, 2012
(Amounts in thousands except ratios)

Adjusted EBITDA to cash interest ratio: The Adjusted EBITDA to cash interest ratio is defined as Adjusted EBITDA divided by net cash interest expense (defined as interest expense plus/minus interest income and non-cash interest expense). (1)

Adjusted EBITDA (1)	$1,194,423

Pro Forma net cash interest expense (1)	$140,837

Adjusted EBITDA to cash interest ratio	8.5

(1) Adjusted EBITDA and pro forma net cash interest expense are defined and calculated in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Analysis of Material Debt Covenants” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012

Maximum Total Debt less Unrestricted Cash to Adjusted EBITDA Ratio: The maximum total debt less unrestricted cash to Adjusted EBITDA ratio is defined as total net debt (defined as the sum of note payable and long-term debt less cash and cash equivalents) divided by Adjusted EBITDA.

Long-term debt, excluding debt discount	$3,026,890
Cash, cash equivalents and permitted investments	(700,746)
Total Net Debt	$2,326,144

Adjusted EBITDA (1)	$1,194,423

Total debt less unrestricted cash to Adjusted EBITDA ratio	1.95

(1) Adjusted EBITDA is defined and calculated in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Analysis of Material Debt Covenants” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

Coal sales realization per ton: Coal sales realization per ton is defined as coal revenues divided by tons sold.

	Three Months Ended
	March 31,
	2012	2011
	(in thousands, except per ton data)
Revenues:
Coal revenues:
Eastern steam	$774,424	$325,011
Western steam	152,441	148,779
Metallurgical	712,693	513,188
Total	$1,639,558	$986,978

Tons sold :
Eastern steam	11,476	4,859
Western steam	11,772	12,487
Metallurgical	4,898	3,620
Total	28,146	20,966

Coal sales realization per ton:
Eastern steam	$67.48	$66.89
Western steam	$12.95	$11.91
Metallurgical	$145.51	$141.76
Average	$58.25	$47.08